Exhibit 6.26

AMENDMENT

TO THE DEFERRED COMPENSATION AGREEMENT FOR

ROBERT A. SCHICK

This Amendment, made and entered into this 26th day of February, 2013, by and between The Lyons National Bank, a bank organized and existing under the laws of the United States of America (herein referred to as the “Bank”), and Robert A. Schick, an Executive of the Bank (herein referred to as the “Executive”) shall effectively amend the Lyons National Bank Deferred Compensation Agreement dated January 1, 2007 (herein referred to as the “Agreement”) as specifically set forth herein:

1.	Section 3 – Deferred Compensation Payments shall be deleted in its entirety and replaced with the following:

“Section 3 – Deferred Compensation Payments. During the Executive’s period of employment with the Company following the execution of the Agreement, the Company shall make an annual payment to a separate account maintained for the Executive. The annual payment to the Executive shall be Fifty Thousand Dollars ($50,000) (the “Payment”). If a dividend is paid on shares of common stock of the Holding Company previously credited to the Executive’s separate account, the Executive’s separate account will be credited with such dividend (the “Dividend”), which dividend will be reinvested in the common stock of the Holding Company. The funds in the separate account shall earn interest, calculated on an actual/actual basis, equal to the dividend yield of the common stock of the Holding Company, as calculated on a calendar quarter by the annualized dividend paid during the quarter divided by the closing price of the stock as of the close of business of the last business day of the preceding quarter. The Executive’s separate account will be credited with such interest (which together with the Payment and the Dividend shall hereinafter be referred to as the “Benefit”).”

The amendment shall be effective the 1st day of January, 2013. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

COMPANY:	THE LYONS NATIONAL BANK
Lyons, New York

	BY:	/s/ James Santelli
Name:
Title:

HOLDING COMPANY:	LYONS BANCORP, INC.
Lyons, New York

	By:	/s/ James Santelli
Name: James Santelli
Title: Director

EXECUTIVE:	/s/ Robert A. Schick